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                             FORM 3

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the
          Public Utility Holding Company Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                      Roger C. Cady

2.   Date of Event Requiring Statement (Month/Day/Year)

                    September 10, 1996

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

                    Not Furnished

4.   Issuer Name and Ticker or Trading Symbol

                    Dataram Corporation - DTM - AMEX

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director               [ ]  10% Owner

     [ ]  Officer (give title    [ ]  Other (Specify below)
            below)

          _____________________________________


6.   If Amendment, Date of Original (Month/Day/Year)
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

              Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security        2. Amount of Securities    3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                  Beneficially Owned         Direct (D) or        Beneficial
                               (Instr. 4)                 Indirect (I)         Ownership
                                                          (Instr. 5)           (Instr. 5)
___________________         _______________________    __________________   ______________________



Common Stock,               --
$1.00 par value



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
     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                               3. Title and
              2. Date          Amount of Sec-
              Exercisable      curities Under-
              & Expiration     lying Derivative                      5. Owner-
              Date             Security                              ship Form
              (Mo./day/yr.)    (Instr. 4)                            of Deriv-
              _____________    __________________      4. Conv-      ative
                                           Amount      sion or       Security:     6. Nature of
1. Title of                                or          Exercise      Direct (D)    Indirect
Derivative    Date    Expir-               Number      Price of      or Indirect   Beneficial
Security      Exer-   ation                of          Derivative    (I)           Ownership
(Instr. 4)    cisable Date     Title       Shares      Security      (Instr. 5)    (Instr. 5)
____________  _______ _____    __________  ______      ________      ___________   ___________







Explanation of Responses:




                                                ROGER C. CADY                  August 28, 1997
                                             _____________________________    ______________
                                                Roger C. Cady                      Date
                                                Signature of Reporting Person